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                                DISTRIBUTION PLAN

                              FIRST FUNDS: CLASS I

     THIS Distribution Plan (the "Distribution Plan"), made as of ______, 2003, is the plan of First Funds (the "Trust"), a business trust organized and existing under the laws of the Commonwealth of Massachusetts and registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), issuing separate series of shares designated as follows: Growth & Income Portfolio, Capital Appreciation Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Tennessee Tax-Free Portfolio, U.S. Government Money Market Portfolio, Municipal Money Market Portfolio and Cash Reserve Portfolio, and any future series established and designated by the Board of Trustees issuing Class I shares (each a "Portfolio").

1. This Distribution Plan, when effective in accordance with its terms, shall be the written plan contemplated by Securities and Exchange Commission Rule 12b-1 under the 1940 Act, for shares of beneficial interest of Class I ("Class I Shares") of each Portfolio set forth above.

2. From time to time the administrator, co-administrator, investment adviser, a co-adviser or sub-adviser to a Portfolio or the Trust may use its fee revenues as well as past profits or its resources from any other source, to make payments to ALPS Distributors, Inc. (the "Distributor") or other parties with respect to any expenses incurred in connection with the distribution of Class I Shares of the Portfolio, and any such payments by such administrator, co-administrator, investment adviser, co-adviser or sub-adviser shall not constitute expenditures made pursuant to this Distribution Plan. Notwithstanding the foregoing, to the extent that any payments made by Class I of any Portfolio to any such administrator, co-administrator, investment adviser, a co-adviser or sub-adviser or any affiliate thereof, including payments made from such administrator's, co-administrator's, investment adviser's, co-adviser's or sub-adviser's management or advisory fee, should be deemed to be indirect financing of any activity primarily intended to result in the sale of shares of Class I of such Portfolio within the context of Rule 12b-1, then such payments shall be deemed to be authorized by this Distribution Plan.

3. This Distribution Plan will become effective with respect to the Class I Shares of a Portfolio as of the date upon which this Distribution Plan is approved (a) by a vote of a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Distribution Plan or in any agreement related to the distribution Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on this Distribution Plan; and (b) by a vote of majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class I of the affected portfolios.

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4.   During the existence of this Distribution Plan, the Trust will commit the selection and nomination of those Trustees who are not interested persons of the Trust to the discretion of such Independent Trustees.

5. This Distribution Plan shall, unless terminated as hereinafter provided, remain in effect until June 30, 2004, and from year to year thereafter; provided, however that such continuance is subject to approval annually by a vote of a majority of the Trustees of the Trust, including a majority of Independent Trustees, cast in person at a meeting called for the purpose of voting on this Distribution Plan.

6. This Distribution Plan may be amended with respect to the Class I Shares of a Portfolio, at any time by the Board of Trustees, provided that (a) any amendment to authorize direct payments by a Portfolio to finance any activity primarily intended to result in the sale shares of the Portfolio shall be effective only upon approval by a vote of a majority of the outstanding voting securities of Class I of the affected Portfolio, and (b) any material amendment of this Distribution Plan must be approved in the manner provided in paragraph 3(a) above.

7. This Distribution Plan may be terminated with respect to the Class I Shares of a Portfolio, at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by a vote of a majority of the outstanding voting securities (as such term is defined in Section 2(a)(42) of the 1940 Act) of Class I of the affected Portfolio.

8. During the existence of this Distribution Plan, the Trust shall require the administrator, co-administrator, investment adviser, co-adviser or sub-adviser, as the case may be, to provide the Trust, for review by the Trust's Trustees, and the Trustees shall review, at least quarterly, a written report of any amounts expended in connection with financing any activity primarily intended to result in the sale of Class I Shares (making estimates of such costs where necessary or desirable) and the purposes for which such expenditures were made.

9. This Distribution Plan does not require the administrator, co-administrator, investment adviser, co-adviser or sub-adviser to perform any specific type or level of distribution activities or to incur any specific level of expenses for activities primarily intended to result in the sale of Class I Shares.

10. Consistent with the limitation of shareholder and Trustee liability as set forth in the Trust's Declaration of Trust, any obligations assumed by the Trust, a Portfolio or Class I thereof pursuant to this Plan and any agreements related to this Plan shall be limited in all cases to the proportionate ownership of Class I of the affected Portfolio and its assets, and shall not constitute obligations of any shareholder of any other Class of the affected Portfolio or other Portfolios of the Trust or of any Trustee.

11. If any provision of the Distribution Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Distribution Plan shall not be affected thereby.